                                                                      EXHIBIT 12


                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                         Three Months Ended
                                                                         ------------------
                                                                  September 30,       October 1,
                                                                       2001              2000
                                                                       ----              ----

Net loss                                                            $(17,424)         $ (6,304)

Add:
         Interest                                                     10,422             4,568
         Income tax benefit and other taxes on income                 (9,385)           (3,705)
         Fixed charges of unconsolidated subsidiaries                     --                --
                                                                    --------          --------
                       Loss as defined                              $(16,387)         $ (5,441)
                                                                    ========          ========
Interest                                                            $ 10,422          $  4,568
Fixed charges of unconsolidated subsidiaries                              --                --
                                                                    --------          --------
                       Fixed charges as defined                     $ 10,422          $  4,568
                                                                    ========          ========
Ratio of earnings to fixed charges*                                     -- x              -- x
                                                                    ========          ========


* Earnings were inadequate to cover fixed charges by $ 26,809,000 and $10,009,000 for the quarter ended September 30, 2001 and October 1, 2000, respectively.